SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BABY FOX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shanghai Minhang, District, 89 Xinbang Road, Suite 305-B5, PRC 86 21 5415 3855 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jieming Huang
President and Chief Executive Officer
Minhang District
89 Xinbang Road, Suite 305-B5
Shanghai, P.R. China
86 21 5415 3855
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Kristina L. Trauger, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001	868,262	$0.20	$173,653	$6.78

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION MAY 11, 2008

PROSPECTUS

868,262 shares of Common Stock

BABY FOX INTERNATIONAL, INC.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 868,262 shares of our common stock can be sold by selling security holders at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

May 11, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

THE COMPANY

Background

Baby Fox International, Inc. is a Nevada corporation organized in July of 2006, and its wholly owned China based subsidiary Shanghai Baby Fox Fashion Co., Ltd. ("Shanghai Baby Fox") was originally founded by the Company’s board director, Fengling Wang, in March of 2006. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang in which we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for RMB 5.72 million. Baby Fox’s management team has exceptional fashion design, operations management, apparel sales and marketing backgrounds.

Baby Fox is a rapidly growing specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories. The company’s products are aimed to target women aged 20 to 40 in China. Unlike other mall stores, Baby Fox continuously updates its fashions and clothing designs to stay in sync with the latest fashions and trends in Korea, Japan, & Europe. Baby Fox has been a phenomenal success story in China’s fashion industry, since the launch of its first retail mall store in July 2006. As of December 31, 2007, the brand has gained massive exposure in leading women’s magazines, which has helped the Company open 123 stores in over 30 cities.

The Baby Fox brand was initially registered in Italy in May of 2003 and it is promoted as an international brand in China (i.e. designs based on current fashions in Europe, Japan, etc.). Foreign apparel brands from France, Italy, U.S, Japan, and the U.K have traditionally dominated the high end fashion scene in China. The Company leases its offices and distribution facilities and utilizes strategic relationships with leading manufactures in China. Baby Fox’s flexible organizational structure, strong relationships and core focus on design enables the Company to launch a garment from concept to distribution in just weeks.

We are focusing our near-term efforts on further expanding our reach with the goal of having over 147 stores launched and open for business by the end of June of 2008 (FY08). In addition, we are in the process of launching a mail order catalogue business as well as a “Baby Fox Membership Rewards” club. These initiatives are intended to strengthen our reach, brand image, and customer loyalty. Management believes these efforts will allow the Company to rapidly develop and secure a strong and powerful presence within China’s apparel industry.

Our long-term plans include expanding to over 1,000 stores, developing and launching of Baby Fox Outlet Centers, and the launch Baby Fox Active – sport and active apparel stores.

We began generating revenue in August 2006. As of June 30, 2007, we have generated $5,552,168for fiscal year 2007 in revenues, and we have a total accumulated Net Income of $252,799 as of June 30, 2007 for fiscal year 2007.

Summary of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.20 was determined by the price shares were sold to our shareholders in a private placement offering. The offering price of $.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

Where You Can Find Us

We presently maintain our principal office at MinhangDistrict, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R. China. Our telephone number is +86 21 5415 3855. We maintain a website at www.babyfoxstyle.com.

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

Summary of Operations	For The Six Months Ended December 31, 2007
Total revenues	$6,286,431
Net income (loss)	398,989
Net profit (loss) per common share (basic and diluted)	$3.99
Weighted average common shares outstanding, basic and diluted	100,000

Statement of Financial Position	As of December 31, 2007

Cash and cash equivalents	$438,516
Total assets	9,072,700
Working capital	931,077
Long-term debt	0
Stockholders’ equity	986,470

Summary of Operations	Year Ended June 30, 2007	From Inception(March 17, 2006) to June 30, 2006
Total revenues	$5,552,168	$32,956
Net income (loss)	252,799	509
Net profit (loss) per common share (basic and diluted)	$2.52	$0.01
Weighted average common shares outstanding, basic and diluted	100,000	100,000

Statement of Financial Position	As of June 30, 2007	As of June 30, 2006

Cash and cash equivalents	$321,879	$17,008
Total assets	3,450,699	633,458
Working capital	874,726	587,064
Long-term debt	0	0
Stockholders’ equity	915,592	626,509

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only risks facing us.

Risks Relating to Our Business

·	WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES TO SUCCEED.

Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies customer demand in a timely manner. The global specialty retail business fluctuates according to changes in consumer preferences dictated, in part, by fashion and season. To the extent we misjudge the market for our merchandise or the products suitable for local markets, our sales will be adversely affected and the markdowns required to move the resulting excess inventory will adversely affect our operating results. Some of our past product offerings have not been well received by our broad and diverse customer base. Merchandise misjudgments could have a material adverse effect on our operating results.

Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising, marketing and other functions. Competition for this personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

Fluctuations in the global specialty retail business especially affect the inventory owned by apparel retailers, since merchandise usually must be ordered well in advance of the season and frequently before fashion trends are evidenced by customer purchases. In addition, the cyclical nature of the global specialty retail business requires us to carry a significant amount of inventory, especially prior to peak back-to-school and holiday selling seasons when we build up our inventory levels. We must enter into contracts for the purchase and manufacture of merchandise well in advance of the applicable selling season. As a result, we are vulnerable to demand and pricing shifts and to suboptimal selection and timing of merchandise purchases. In the past, we have not always predicted our customers’ preferences and acceptance levels of our fashion items with accuracy. In addition, lead times for many of our purchases are long, which may make it more difficult for us to respond rapidly to new or changing fashion trends or consumer acceptance for our products. If sales do not meet expectations, too much inventory may cause excessive markdowns and, therefore, lower than planned margins.

·	OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS.

The global specialty apparel retail industry is highly competitive. We compete with national and local department stores, specialty and discount store chains, independent retail stores and internet businesses that market similar lines of merchandise. We face a variety of competitive challenges including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in several diverse market segments;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

•	sourcing merchandise efficiently;

•	competitively pricing our products and achieving customer perception of value;

•	providing strong and effective marketing support; and

•	attracting consumer traffic.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Declines in consumer spending on apparel and accessories could have a material adverse effect on our operating results.

We are also faced with competition in European, American, Japanese and Canadian markets from established regional and national chains. Our success in these markets depends on determining a sustainable profit formula to build brand loyalty and gain market share in these challenging retail environments. If our international business is not successful or if we cannot effectively take advantage of international growth opportunities, our results of operations could be adversely affected.

·
WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above mentioned targets, the general strategies of our company are to maintain and search for hard-working employees who have innovative initiatives; on the other hands, our company will also keep a close eye on expanding opportunities, for example, acquisition of state-owned enterprises.

·	SUBSTANTIALLY ALL OF OUR BUSINESS, ASSETS AND OPERATIONS ARE LOCATED IN CHINA.

Substantially all of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

·	WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC as well as other parts of Asia and the United States. However, many obstacles to entering such new markets exist, including, but not limited to, international trade and tariff barriers, shipping and delivery costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

·	IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake store expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our store expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

•	NEED FOR ADDITIONAL EMPLOYEES.

The Company’s future success also depends upon its continuing ability to attract and retain highly qualified personnel. Expansion of the Company’s business and the management and operation of the Company will require additional managers and employees with industry experience, and the success of the Company will be highly dependent on the Company’s ability to attract and retain skilled management personnel and other employees. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the Internet industry and the Entertainment industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. The Company’s inability to attract skilled management personnel and other employees as needed could have a material adverse effect on the Company’s business, operating results and financial condition. The Company’s arrangement with its current employees is at will, meaning its employees may voluntarily terminate their employment at any time. The Company anticipates that the use of stock options, restricted stock grants, stock appreciation rights, and phantom stock awards will be valuable in attracting and retaining qualified personnel. However, the effects of such plan cannot be certain.

·	INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF UNITED STATES AND INTERNATIONAL REGULATIONS WHICH MAY HAVE A NEGATIVE IMPACT ON OUR GROWTH.

We are required to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations. The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

·	WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to the People's Republic of China

·	CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR COMPANY.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

·	THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

·	CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, foreign invested enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Reminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition. The Company’s operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

·	IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, service of process on our company and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

·
ANY FUTURE OUTBREAK OF AVIAN INFLUENZA, OR THE ASIAN BIRD FLU, OR ANY OTHER EPIDEMIC IN PRC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Since mid-December 2003, a number of Asian countries have reported outbreaks of highly pathogenic avian influenza in chickens and ducks. Since all of our operations are in PRC, an outbreak of the Asian Bird Flu in PRC in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

·	WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES WHICH WILL NEGATIVELY AFFECT THE COSTS OF OUR PRODUCTS SOLD AND THE VALUE OF OUR LOCAL CURRENCY PROFITS.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than PRC at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

·	SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside PRC. Under the laws governing foreign invested enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with Our Shares of Common Stock

·
YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

·
THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.20 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

·	FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 40,427,500 shares of common stock outstanding as of May 9, 2008, 868,262 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 39,559,238 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

·	“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;
o	Receive the purchaser’s written consent to the transaction; and
o	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders.

We have agreed to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $40,000.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

No market currently exists for our common stock. Therefore, the offering price of $.20 was based on the offering price of shares sold pursuant to our Regulation D, Rule 506 offering completed in March, 2008 in which we issued a total of 427,500 shares of our common stock to 32 shareholders at a price per share of $.20 for an aggregate offering price of $85,500.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 42 registered shareholders.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

 Plan of Operation

We believe we can satisfy our cash requirements during the next 12 months. We will continue our current products design and manufacturing before we receive any future financing or borrow debt from commercial banks. We do not expect to purchase or sell plant or significant equipment. Our current business is growing at an organic way. Our specific goal is to continue grow the business and remain profitable. We plan to continue to design and sell our products and to expand our stores into other provincial areas in China.

We intend to accomplish the following milestones in 12 month in the near future:

1. Financial Objective: We believe we can continue our organic growth model. We plan to increase our net income to at least $1M in fiscal year of 2008. Our fiscal year end is June 30, 2008. In addition, we plan to grow our business to achieve $10M revenue in fiscal year 2008. We plan to continue our current accounting practice. Currently, we have one accounting center in Shanghai, China where our head office is located. This current setup offers us the financial efficiency and is easy for us to manage. Our financial objectives can only be achieved if we continue our store expansion, products offering, and current effective marketing and sales strategy.

2. Store Expansion: Because we self generate cash to support our store expansion, we believe that we do not need external financing to expand our operations. We plan to increase the total number of stores to 147 by the end of June 2008 (fiscal year 2008).We plan to increase our corporate stores to 95 and non-corporate stores to 52 by the end of June 2008.

3. Product Offering: we plan to continue our current product offering and focusing on 20-40 years old Chinese women. This is our targeted market segment. We plan to keep our products design style and continue to provide stylish fashions at affordable prices.

4. Marketing & Sales Distribution: we plan to begin mail order and catalogue business within next 12 month.

5. Competitive Advantage: we plan to differentiate ourselves from our competitors by offering consumers:

•	Attractive Design: Because we have a leading design team, we plan to retain our design talent by offering stock options to key senior and junior management employee after our share is quoted on OTCBB.

•
Reasonable Prices: we plan to continue to source our manufacturing through related party, Changzhou CTS Fashion Co., Ltd. Because they have a history of quality manufacturing and good costs control system, we expect our products will remain competitive in costs.

•
Distribution: we plan to continue to distribute our products from CTS to corporate and non-corporate stores without wholesaler or middle man. This distribution strategy will keep us competitive in distribution costs.

•
Effective Marketing & Advertising: we have used barter agreements with leading fashion journals and magazines, we plan to continue and expand such practices. Barter agreements have provided us a very costs effective advertising and also kept us to focus on targeted market segment.

•
International Exposure: Our designers continue to monitor world or Asia fashion trends. Our executives continue to travel frequently to attend fashion show and industry exhibitions in North America, Europe and Japan. This practice will keep our management exposed to new fashion development around world and help our business to learn from the best practice around the world.

Results of Operations

For the Six Months Ended December 31, 2007 Compared to the Six Months Ended December 31, 2006

REVENUES. For the six month ended December 31, 2007, as compared to the six months ended December 31, 2006 the Company generated revenues of $6,286,431 and $2,581,158 respectively, reflecting an increase of 144%.

GROSS PROFIT. Cost of Sales, which consists of direct labor, overhead and product costs were $3,264,478 and $1,211,259 respectively for six months ended December 31, 2007 and six months ended December 31, 2006, reflecting an increase of 170%. Gross profit were $3,021,953 and $1,369,899 for the six months ended December 31, 2007 and six months ended December 31, 2006 respectively, reflecting an increase of 121%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The company incurred selling, general and administrative expenses of $2,426,197 and $985,757 respectively for the six months ended December 31, 2007 and six months ended December 31, 2006, reflecting an increase of 146% increase.

NET INCOME. We had net income of $398,989 and $384,142 respectively for the six months ended December 31, 2007 and six months ended December 31, 2006, reflecting as increase of 4%.

For the Year Ended June 30, 2007 Compared to the period From Inception (March 16, 2006) to June 30, 2006

REVENUES. For the year ended June 30, 2007 as compared to the period from inception (March 16,2006) to June 30, 2006, the Company generated revenues of $5,552,168 and $32,956 respectively, reflecting an increase of approximately 16,747% due to increased sales.

GROSS PROFIT. Cost of Sales, which consists of direct labor, overhead and product costs was $3,522,566 for the year ended June 30, 2007 as compared to $26,854 for the period from inception (March 16, 2006) to June 30, 2006. Gross profit was $2,029,602 for the year ended June 30, 2007 as compared to $6,102 for the period from inception (March 16, 2006) to June 30, 2006, representing gross margins of approximately 36.56% and 18.52%, respectively. The increase in gross profits is mostly attributable to increased sales. We believe that this trend will continue because sales will continue to grow while gross margin will remain relatively stable at the current level.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The company incurred selling, general and administrative expenses of $1,649,461 for the year ended June 30, 2007, compared to $5,593 for the period from inception (March 16, 2006) to June 30, 2006.

NET INCOME. We had net income of $252,799 for the year ended June 30, 2007 as compared to $509 for the period from inception (March 16, 2006) to June 30, 2006. Excluding exchange rate effect, the increase in net income is due to increased sales volume.

Capital Resources and Liquidity

As of December 31, 2007 we had cash and cash equivalents of $438,516.

As of June 30, 2007, our total assets were $9,072,700 and our total liabilities were $8,086,230.

We do not have any bank loan as of December 31, 2007.

As of June 30, 2007 and June 30, 2006 we had cash and cash equivalents of $321,879 and $17,008, respectively.

As of June 30, 2007, our total assets were $3,450,699 and our total liabilities were $2,535,107.

We do not have any bank loan as of June 30, 2007.

At time of incorporation, we issued 100,000 shares of common stock to founder, Mr. Hitoshi Yoshida.
On January 18, 2008, we issued 37,957,487 shares of common stock to Baby Fox Limited, a British Virgin Islands Company controlled by Mr. Hitoshi Yoshida, pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 This was accounted for as founder’s common stock.

On January 18, 2008, we issued a total of 1,942,513 shares of common stock, $.001 par value per share to the following individuals for services rendered to the our company.

Favor Jumbo Enterprises Limited	286,313
First Prestige, Inc.	665,180
JD Infinity Holdings, Inc.	475,129
Catalpa Holdings, Inc.	475,129
Avenndi	20,000
Yingyue Song	13,762
Wei Zhuang	5,000
Jing Jin	2,000
These shares are value at $0.01 per share based on consultants’ invoices.

BUSINESS
Baby Fox International, Inc. is a Nevada corporation organized in July of 2006, and its wholly owned China based subsidiary Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) was originally founded by the Company’s board director, Fengling Wang, in March of 2006. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang in which we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for RMB 5.72 million.

On January 18, 2008, we issued a total of 37,957,488 shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our former officer and director, as founder’s shares. On May 6, 2008, Hitoshi Yoshida entered into option agreements with Jieping Huang, Linyin Wang, and Jieming Huang to purchase all of the shares of Baby Fox Limited until December 31, 2018.

Baby Fox is a growing specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories. The Company’s products target women aged between 20 and 40. The “Baby Fox style” appeals to a modern, sexy, sophisticated, body-conscious woman who takes pride in her appearance. Baby Fox was founded by the Company’s Chairman and CEO Jieming Huang, in March of 2006 and launched its first mall based retail store in July of 2006. Since opening up the first store, the Company has rapidly expanded its retail store and catalogue sales operations. As of December 31, 2007, Baby Fox has expanded to a total of 123 mall based stores (77 corporate, 46 non-corporate) located across 30+ major cities within China, and is continuing its rapid expansion.

Based on the Company’s successful assessment of future opportunity, Baby Fox is positioned for continued growth over the coming years. The Company plans to grow retail store locations to over 125 stores by the end of fiscal year 2008.

Business Strategy

The elements of Baby Fox's business strategy combine to create a merchandise assortment that appeals to Chinese women 20-40 years old. Baby Fox provides stylish fashions at affordable prices, which ultimately distinguish them from their competitors. The core elements of the Company’s business strategy include the following:

Active Style & Design Management
Baby Fox adopts fashion brand management model of “fast in speed to market, less in quantity, more in design and style”, which keeps the Company focused on constantly developing new styles and designs. Baby Fox engages in extensive market research and analysis, actively monitors global fashion trends, quickly develops new designs, and works primarily with domestic vendors. All of these components result in relatively short lead times, with new designs from concept to store floors in weeks. Close relationships with domestic manufacturers and leading publications allows for quick production and promotion of trendy styles.

Active Inventory Monitoring & Management
The Company’s quick “design to store floor” approach to managing the merchandise mix is helping it rapidly build the Baby Fox brand. Any product in a Baby Fox corporate owned store that is not sold in two to three weeks is either sent back to the Company headquarters or immediately discounted for clearance and popular items are restocked quickly. Similarly, non-corporate owned stores typically required to follow similar pricing strategies and inventory policies. This strategy is successful because of the Company’s IT system that supports their responsive supply-chain management.

Broad Merchandise Assortment
Baby Fox’s assortment of apparel and accessories are consistently updated to maintain style and appeal. The Company’s merchandise includes ready-to-wear apparel such as knit and woven tops, dresses, shorts, pants and skirts, as well as accessories such as shoes, handbags and jewelry. This allows customers to create ensembles that are complemented by the Company’s color coordinated and fashion-forward accessory items. The Company consistently introduces new fashion merchandise into the stores and regularly updates merchandise displays.

Premium Brand Image
Baby Fox is building a focused and differentiated brand image based on fashion nobility, attitude, value pricing and quality. This image is consistently communicated throughout the Company’s business; including merchandise assortments, in-store visual merchandising and marketing materials. For example, black and wine-red carpet, trendy clothes and decoration are sharp contrast to the ordinary storefronts of competing retailers. Baby Fox’s stores currently make strong use of the four colors---black, gold, red and green which are passionate, free and exceptional in elevating each store’s image and perceived level of sophistication. Baby Fox attracts fashionable women into its stores through its unique design, color scheme, and fashionable displays. The brand is largely geared towards metropolitan women who are in pursuit of uniquely trendy designs that are rich in individuality.

Value Offering
Baby Fox focuses on offering highly fashionable merchandise at prices that are competitive, or better than other mall-based specialty retailers. Baby Fox is able to create a perception of value among a rapidly expanding customer base by utilizing a variety of pricing techniques such as “buy two get one free” and “buy one get one free”. Rather than simply discounting merchandise Baby Fox’s sales strategy is to consistently bring in new fashions at strong price points, then discount them through offers that encourage and reward larger quantity purchases.

Customer Loyalty & Rewards
Baby Fox is also implementing many customer loyalty and rewards programs such as frequent purchaser discounts and direct mail catalogues. Upon the launch of its catalogue program, the Company plans to include customer tracking information with its mailers so that it can track customer response and analyze buying patterns. In addition, management is now testing a “Baby Fox Club” system that awards varying levels of memberships and discounts based on frequent buying patterns.

Design & Quality Control

Baby Fox uses computer aided design systems to develop patterns and production guidelines as part of its product development process. The design team tests sample garments before production to ensure patterns are accurate, stylish, and desirable. Baby Fox and its manufacturing partners adhere to strict quality control programs. Garments that do not pass inspection are immediately returned to manufacturers for rework. All of the Company’s merchandise is marketed under the Baby Fox brand name. Baby Fox designs and develops its merchandise in-house, which is manufactured to the Company’s specifications. The majority of Baby Fox’s merchandise is received, inspected, processed, warehoused and distributed through the Company’s distribution center based in the in the heart of the Changzhou fashion district in the Jiangsu Province.

Operations & Distributions Center

The Company leases a five story 30,139 square ft. distribution center, storage facilities, and operations center in Changzhou fashion district in the Jiangsu Province from its strategic partner and related company Changzhou CTS Fashion Co., Ltd. “CTS”. With its headquarters and distribution center in the center of the Jiangsu fashion district and in close proximity to its manufacturers, Baby Fox is able to continuously monitor quality control and easily collaborate with its key suppliers.

Baby Fox has a close strategic relationship with its primary manufacturer CTS which was originally co-founded by Baby Fox’s lead designer. CTS maintains a number of large industrial parks and nine large clothing manufacturing facilities in the Jiangsu Province. CTS’s nine production bases that produce coats, jeans wear, furs, jackets, coats, skirts, sweaters and other products specific to Baby Fox’s design specifications. The Company’s strategic relationship with CTS allows Baby Fox flexibility in rapidly bringing its ever evolving range of designs and diversified styles quickly to the market.

Marketing & Branding

The Company’s advertising and direct marketing initiatives have been developed to elevate brand awareness, increase customer acquisition and retention, and support key merchandising strategies. The Company’s advertising promotes brand awareness and supports numerous product line expansion opportunities. For fiscal year 2008, the Company plans to increase its marketing expenditures to approximately 2-3% of forecasted sales. A large portion of these expenditures will support the launch of the Company’s new stores as well as a new direct to consumer catalogue initiative. The Company plans to build brand awareness through targeted advertising campaigns that focus specifically on the Company’s core customers.

From its inception, Baby Fox has been positioned in China as an international brand with Italian roots as the brand was originally trademarked in Italy. Foreign apparel brands from France, Italy, U.S, Japan, and the U.K have dominated the high-end fashion scene in China. As a foreign owned U.S. retailer with operations in China, Baby Fox has unique branding and operating advantages.

The Company has been able to build a strong international image in China by using multi-cultural and international models. The Company has been able generate an enormous amount of free publicity through intelligent brand positioning and leveraging key media contacts. Baby Fox has exceptionally strong ties to the fashion industry and leading women’s fashion magazines. Baby Fox’s executives and designers frequently collaborate with leading publications such as Miss, Cosmopolitan, Fashion Weekly and other fashion publishers. The Company’s latest lines are often featured in articles which generate substantial store traffic, and prove to be much more effective than traditional purchased advertising campaigns.

IV. Product Management

Overview
Baby Fox consistently maintains and strengthens its brand recognition by offering all of the Company’s modern and classical merchandise under its proprietary Baby Fox label. The Company’s product offering includes a range of fashion separates, tops, dresses, and accessories for career, evening, and casual style. Baby Fox designs its clothes and colors with the goal of allowing items to be mixed and matched. This allows customers the interchangeability to present different styles for various occasions.

Design Approach

Unlike other mall stores, Baby Fox continuously updates its fashions and clothing designs to stay in sync with the latest fashion designs and trends from around the world. The Company’s design concepts are provided by design and research centers in Italy, France, Japan and China. This prevents any one business from dominating a specific design or style. This is what Baby Fox calls its “three-in-one” design concept as they use multiple designers to develop current fashions that can be mixed and matched. As a result of the joint effort, the Company is able to choose more than 1,500 from about 3,000 pieces of new designs every year to put into the stores.

Existing Product Lines

Every season Baby Fox strives to bring its customers unlimited surprises by offering fashionable evening wear, business suits, casual wear and accessories. Baby Fox offers its customers the latest fashions with exceptionally low prices. Baby Fox’s designs break free from traditional styles and bring out youth and passion. The Company is committed on providing exciting fashion options and constantly updating its product lines.

Casual Wear:
One of Baby Fox’s most popular design categories is “Stylish Casual”, which is appropriate for Fridays in the office or the weekends. As people’s life styles change, the market for casual wear has great development potential. The market demand for casual wear is also increasing every year.

Evening Wear: Baby Fox designs elegant suits and dresses appropriate for elegant yet fashionable special occasions such as dinner parties, banquets, weddings and other important occasions.

Business Wear: The Company’s business wear category is appropriate for formal occasions such as negotiations, business talks, or meeting customers in office. As working environments and the nature of business changes, plain, stiff business suits can no longer fulfill consumers’ needs. More people will choose appropriate but also comfortable and natural clothes in their daily work. Some of the domestic business suits brands have started to change positioning moving towards business casual style.

Accessories: Accessories consist primarily of jewelry, belts and handbags intended to complement our sportswear and dress selections.

The most effective strategy for penetrating the Chinese market thus far has been to position oneself at the mid-high to premium segments as they enter the market. As a foreign retailer, Baby Fox has the unique advantage to enter a market that has a high desire for high quality products at affordable prices. Based on the Company’s initial success and management’s assessment of future opportunities, Baby Fox is positioned for continued growth over the next several years.

Inventory Monitoring & Management

Merchandise is received, inspected, processed, warehoused and distributed through the Company’s distribution center based in the Jiangsu Province. Any product in a Baby Fox corporate owned store that is not sold in more than two or three weeks is sent back to the Company headquarters or immediately discounted for clearance. Similarly, non-corporate owned stores are encouraged to follow similar pricing strategies and inventory procedures. This strategy succeeds because of the Company’s outstanding supply-chain management and the application of point of sale monitoring systems. Management responds quickly to what’s occurring in each region, and more importantly at each store. The merchandise planning and allocation team works closely with both corporate and non-corporate store personnel to meet the requirements of individual stores.

V. Current Retail Locations

Overview

Baby Fox retail stores are located predominantly in well-positioned mall locations within spaces that average approximately 1,000 square feet. The stores are designed to create an environment that accentuates Baby Fox’s fashions, breadth, and value of merchandise selection.

Both corporate owned stores and non-corporate owned stores use bold, exaggerated colors, such as eye-catching gold, noble black or passionate red. The use of settings and decorations create a sense of nobility. The key is to achieve the unity and balance between color and material. The Company’s merchandise planning and allocation team works closely with both corporate and non-corporate store personnel to meet the requirements of individual stores for appropriate merchandise in sufficient quantities. This team is also responsible for managing inventory levels, allocating merchandise to stores, and replenishing inventory.

Baby Fox Store Footprint – As of December 31, 2007

Since the launch of its first retail mall store in July of 2006, the Baby Fox has been a phenomenal success story in China’s fashion industry. The brand has gained massive exposure in leading women’s magazines and the Company opened 123 store locations as of December 31, 2007.

Corporate Owned Stores

As of December 31, 2007, Baby Fox had 77 corporate stores China. The Company also tests new markets with seasonal stores in additional locations during peak apparel shopping months. Baby Fox seeks to instill enthusiasm and dedication in its corporate owned store management personnel and sales associates through incentive programs and regular communication with the stores. Sales associates receive commissions on sales with a guaranteed minimum hourly compensation. Store managers receive base compensation plus incentive compensation based on sales and inventory control.

Non-Corporate Stores

As of December 31, 2007, Baby Fox had 46 non-corporate stores in China. Currently Baby Fox is able to use its point-of-sale systems to track non-corporate owned sales, but it only recognizes revenue related to inventory purchased by non-corporate stores or “licensed” stores.

Typically, all licensed non-corporate retail stores must only carry the Baby Fox brand merchandise, the store floor must be designed according to corporate standards, and all employees must represent the Baby Fox brand image via their customer service attitude, attire, and other relevant procedures. The licensee is a separate business entity from the Company. With respect to non-corporate stores, Baby Fox maintains authority and approval rights with respect to store locations, store designs, license renewals, merchandise orders, and the right to conduct random store audits.

Upon agreeing to open a non-corporate Baby Fox store the licensee must open the store within a limited time frame, otherwise the contract will terminate immediately and certain fees paid by the licensee shall not be refunded. The licensee must have the same computer management software installed and running before the first day of operations. While in business, the licensee must use the Company’s set prices on all the merchandise sold, without permission, it cannot mark-up or down the prices. The licensee must follow all ordering and returning merchandise guidelines. During the random audits, the Company has the right to dismiss any store employee they do not see fit; the number of employees working during operations must also abide by Company policies. If the licensee violates any of the Company’s regulations, it shall be fined; the contract can also be terminated if the Company finds it necessary.

VI. Growth Plan

Overview

Based on the Company’s initial success and the assessment of the future opportunity, Baby Fox is positioned for continued growth over the next several years. The Company plans to rapidly grow retail store locations to over 147 stores by the end of fiscal year 2008 and over 224 stores by fiscal year 2009. Corporate stores will primarily be opened in major metropolitan areas and non-corporate or “licensed” stores will be established in suburban communities.

Store Expansion Plans

Specialty stores are popular in China because they have better control over operations, store decorations, and the products and services offered. Furthermore, smaller focused stores can better adapt to China’s growing demand for “fast fashion” and changing fashion trends (i.e. shorter product lifecycles and shifting demand for designs). Baby Fox is currently focusing on expanding in larger cities via corporate owned stores; smaller cities are ideal targets for non-corporate or “licensed” stores. There is huge market potential for women's apparel in less developed cities where disposable income is rapidly rising. Owner operated stores in less developed cities are ideal as local managers have a better understanding of malls and locations with high foot traffic patterns and are highly incentivized to capture the growing purchasing power of emerging cities while also benefiting from the lower operating costs of these areas.

While Baby Fox could rapidly scale non-corporate stores with minimal capital, management’s preference is to expand via corporate owned stores in major cities and use licensed stores in less metropolitan areas. The economics of this strategy help the Company better manage overall cash flow and inventory levels and rapidly scale the business in a measured manner. Company has kept abundant inventory to support its store expansion plan.

Corporate Owned Stores
Pros:
•  Revenue figures per store are higher than non-corporate owned stores as the retail sale of goods is reflected in corporate sales figures

•  Gross margins figures per store are substantially better

•  Greater flexibility in experimenting with displays, promotions, and new marketing concepts

Cons:
•  Slower inventory turnover as sales are not booked until items are sold at the retail level

•  Higher working capital and administrative costs due to inventory, store set up, and operating costs

•  Initial store opening costs, fixtures, etc. are absorbed by the Company

Non-Corporate Owned Stores
Pros:
•  No working capital required, instantly profitable (inventory and fixture purchases are made by independent owners / licensees)

•  Minimal risk with respect to expanding in less urban markets and improves inventory turnover inventory is moved off the books when sold to non-corporate stores

•  Allows for rapid growth with minimal investment capital

Cons:
•  Only inventory sold to stores is booked at the corporate level

•  Lower gross margins and sales per store as owner-operator captures the mark-up

•  Careful screening and consistent monitoring of stores is needed to insure Baby Fox standards and policies are being adhered to properly

	FY2007	FY2008E	FY2009E	FY2010E	FY2011E	FY2012E
Corporate Stores:
Beginning	-	35	95	141	187	234
Opened	37	60	46	46	47	69
Closed	2	-	-	-	-	-
Ending	35	95	141	187	234	303
Corporate - Y/Y Change	n/a	171%	48%	33%	25%	29%
Non-Corporate Stores:
Beginning	-	32	52	83	114	144
Opened	34	20	31	31	30	47
Closed	2	-	-	-	-	-
Ending	32	52	83	114	144	191
Non-Corporate - Y/Y Change	n/a	63%	60%	37%	26%	33%

Total Stores - End of Period	67	147	224	301	378	494
Total Stores - Y/Y Change	n/a	119%	52%	34%	26%	31%

Additional Growth Initiatives

In addition to expanding store locations, Baby Fox is developing several initiatives to further accelerate sales, increase margins, and widen its customer base throughout mainland China. These initiatives include catalogue / mail order sales, online shopping, discount outlets, and a line of Baby Fox Active Sport stores.

Mail Order Sales & Advertising

Mail order and catalogue sales have proven to be an effective means of generating revenues from Chinese citizens. This initiative allows Baby Fox to reach consumers across China even in areas where stores are not present. Catalogue sales also reduce the operational costs associated with a typical retail store. With the large Chinese population continuously expanding, it is apparent that catalogue sales will be at the forefront of apparel sales. Upon the launch of its catalogue program, Baby Fox mailers will include customer tracking information so that the Company can track customer response and analyze buying patterns.

Online Shopping

E-commerce is quickly becoming a leader among the ways to do business in China. As each year passes, more Chinese are becoming internet savvy and willing to shop for their consumer discretionary goods online. Evidence of this rapidly growing market is shown through the fact that China’s internet population has surged to reach approximately 123 million in 2006. Of this formidable internet population, an impressive 26% of them have online shopping experience. In the next few years it is anticipated that online shopping will become very rewarding for businesses because of the reduced infrastructure costs and higher gross margins.

Discount Outlets

A discount outlet is a store in which excess inventory can be sold to the public at a fraction of its retail prices. This form of venue for businesses is becoming increasingly popular and lucrative. Discount stores provide an effective means to generate revenues from otherwise outdated fashion apparel. There is consensus that this newly emerging apparel distribution channel has been successful throughout China. It comes as no surprise that many Chinese women relish the concept of purchasing “last year’s” trend for a lower purchase price.

Active Wear Stores

Long term aspirations include the launch of a Baby Fox Active Sport wear line of boutique stores.

Employees

As of May 9, 2008, we have 497 full-time employees, and 0 part-time employees.

Competition

Women’s retail apparel is highly fragmented in China, offering excellent growth opportunities for well positioned brands. Baby Fox’s brand cache and style puts it ahead of larger mall stores, and the company views its competition as leading international brands entering the Chinese market and fast fashion forward domestic companies. Other specialty retailers currently active in China include foreign entrants Zara China, ELLE China, Esprit China, as well as domestic competitors Etam, Only, Elite, Fairy Fair, and Mokuba. The market opportunity is large and can support several competitors, however Baby Fox feels its strong knowledge of local markets, strong media contacts, and award winning design experience give the organization significant competitive advantages.

Baby Fox’s business model and strategy is very similar to some of the leading U.S. specialty retailers, however, it is exclusively focused on serving the needs of China’s modern and sophisticated women. By utilizing a globally focused design team and local manufacturers, Baby Fox quickly adapts to shifting market trends and fashions. In China, it is a common practice for stores to use multi-level agents. Conversely, Baby Fox has adopted a flat management model that mirrors Western business models. This model accelerates store and customer feedback as the Company’s operations center deals directly with each store. This organizational structure along with enterprise resource planning (“ERP”) and point-of-sale (“POS”) systems allow the Company to maintain optimal inventories, pricing, customer service, and brand imaging across all stores. Baby Fox believes its direct point-to-point “one-stop service” sales model allows the Company to maintain higher standards than many of its domestic peers.

Baby Fox's business strategy combines several elements to create a merchandise assortment that appeals to the markets’ high-spending consumers; primarily women age 20 to 40. The principal elements of the Company’s business strategy include:

Active Style & Design Management: Extensive monitoring of global trends, market research and fast design development (concept to store floor in weeks)
Active Inventory Monitoring & Management: Outstanding supply-chain management, inventory monitoring & sales tracking capabilities
Broad Merchandise Assortment: Broad assortment allows for “one stop shopping” for new outfits; promoting mix and match design themes and accessories
Premium Brand Image: Building a differentiated and strong international brand image by using international models, designs, and stylish and sophisticated merchandise displays
Value Offering: High fashion and style at competitive or better prices than other mall-based specialty retailers
Customer Loyalty & Incentives: Numerous customer loyalty and rewards programs such as frequent purchaser discounts and direct mail catalogues

Properties

Our executive office is located at MinhangDistrict, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R.China,and consists of approximately 3,340square feet (310 square meters). The owner of this office is one of our board directors, Fengling Wang. The lease term is from March 28, 2006 to March 27, 2011 for five years. The lease is provided to us free of charge.

We also have a 13,993 square feet (1,300 square meters) warehouse located in Jiafang Yuan, Building 7, 3rd floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from May 1, 2006 to April 30, 2009 for three years. The rent is approximately $7,142 (RMB 50,000) per year, payable every six months.. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang.

In addition, we have a 16,146 square feet (1,500 square meters) office space at Jiafang Yuan, Buiding 5, 1st floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 30, 2009 for three years. The rent is approximately $7,142 (RMB 50,000) per year payable every six months.

We do not own any other properties.

Litigation

We are from time to time subject to other claims and litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any claims and litigation against the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth, as of May 9, 2008 the names and ages of all of our directors and executive officers; and all positions and offices held. The directors will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Jieming Huang	29	Chief Executive Officer, President & Chairman of the Board
Fengling Wang	56	Director
Jieping Huang	30	Director
Ping Chen	61	Vice President of Finance
Liling Zhong	30	Vice President of Public and Media Relations
Ling Wu	29	Vice President of Promotions & Strategic Planning
Jianwei Shen	33	Vice President of Retail Store Sales
Yang Liu	32	Vice President of Marketing

Business Experience

The following summarizes the occupation and business experience for our officers, directors, key employees and consultants

Jieming Huang, Chief Executive Officer, President & Chairman of the Board
Mr. Huang is the innovator behind the development and success of the rapidly emerging Baby Fox brand. He has over 7 years of executive experience in fashion design, apparel manufacturing, marketing and logistics. Mr. Huang worked in Japan from 1994 to 2000 with leading apparel companies. He returned to China in 2000 to co-found CTS, a leading clothing manufacturer.

Fengling Wang, Lead Designer & Member of Board of Directors
Fengling Wang is a leading and highly recognized fashion designer and apparel industry executive, with over 35 years of experience in fashion and apparel industry. Wang is the recipient of several prestigious fashion design awards in China, Japan and Europe, including China’s National “Golden Scissors Award”, and Japan’s Fashion & Garment Award for “Best Suit-Dress Cut.” Wang is often featured as a leading fashion industry expert in magazines, news, TV shows and radio programs.

Jieping Huang, Supervisor & Board Member
From 1994 to 2000, Mr. Huang was engaged in Japanese apparel industry. He came back to China in the year 2000. He has great knowledge about the apparel manufacturing and good sense of the fashion trend.

Ping Chen, Vice President of Finance
Ping Chen is the former Senior Vice President of Finance for Jiangsu Changzhou City’s E.I.S Fashion Clothing Company. Chen is the previous Senior Financial Department Manager for Changzhou Industry Investment Company, and the prior Financial Department Manager for Jiangsu Changzhou City’s Corduroy Corporation. Chen was the Chief Accountant for Jiangsu Wujin Electrical Machinery Financial Department from 1971 to 1980, and the former Committee Member of the Tenth Annual Chinese People’s Political Consultative Committee (CPPCC). Chen has a Bachelor’s Degree in Enterprise Economy Management from Jiangsu TV Broadcast University

Liling Zhong, Vice President of Public and Media Relations
Liling Zhong is the former Editor and Fashion Expert for Beijing Ruili Magazine Society’s “Clothing Design” magazine, and a previous Manager at Jean-Louis Scherrer, a leading French fashion company. Zhong has a strong knowledge of floor-plan design, employee training, and media relations. Zhong has a Bachelor’s in Fashion Design from Beijing Clothing Technology Institute; design study at the Theater & Arts School.

Ling Wu, Vice President of Promotions & Strategic Planning
Ling Wu is skilled in development and planning of new product releases, promotional events, press conferences, and fashion exhibitions / shows. Wu is the former Director of Client Relations Department for Diamond Fashion Company, Ltd.

Jianwei Shen, VP of Retail Store Sales
Mr. Shen was engaged as Marketing Manager of Shanghai Babyfox Apparel Co., Ltd. since 2006. He has great experience in marketing, and has brilliant marketing strategy in the apparel industry. He was the marketing manager of Diamond Apparel Co., Ltd. from 1999 to 2006.

Yang Liu, Vice President of Marketing
Yang Liu was the former IT Manager with Baby Fox, responsible for development of ERP systems and supply chain management). He is also the former Marketing Manager of Beijing Oubosi Product Co., a leading China fashion magazine publisher, and the previous Assistant to the General Manager at Beijing Bilingual Advertising Times Company, Ltd. Liu has a Bachelor’s Degree in Computer Science and Technology from Northeast University, Qinghuangdao Campus.

Employment Agreements/ Terms of Office

None of the members of the Board of Directors or members of the management team presently have employment agreements with us.

Option Plan

There is no stock option plan or common shares set aside for any stock option plan.

Family relationships

Fengling Wang, a director of the Company, is the mother of Jieming Huang, our Chief Executive Officer, President and Chairman of the Board, and Jieping Huang, Supervisor and Board Member,

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).
No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.
No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Director Compensation

Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Audit Committee and Audit Committee Financial Expert

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Our board of directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. Our board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

Due to the limited scope of our current operations, we have not adopted a corporate code of ethics that applies to its principal executive officer, principal accounting officer, or persons performing similar functions.

Indemnification

Under Nevada law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors, executive officers and persons who own more than 10% of the outstanding common stock of certain reporting companies file initial reports of ownership and reports of changes in ownership in such common stock with the Securities and Exchange Commission ("SEC"). Officers, directors and stockholders who own more than 10% of the outstanding common stock of certain reporting companies are required by the SEC to furnish such companies with copies of all Section 16(a) reports they file. We are required to comply with Section 16(a). Accordingly, stock ownership information contained in this report is based on what is known to us.

Executive Compensation

The following table sets forth the aggregate cash compensation paid by us to (i) our Chief Executive Officer and (ii) our most highly compensated officers:

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jieming Huang, Chief Executive Officer, President	2008	5,143							5,143
Fengling Wang, Director	2008	5,143							5,143
Jieping Huang Director	2008	5,143							5,143
Ping Chen, Vice President of Finance	2008	5,143							5,143
Liling Zhaong, Vice President of Public and Media Relations	2008	6,857							6,857
Ling Wu, Vice President of Promotions & Strategic Planning	2008	5,143							5,143
Jianwei Shen, Vice President of Retails Store Sales	2008	5,143							5,143
Yang Liu, Vice President of Marketing	2008	5,143							5,143

Employment Agreements

None of the members of the Board of Directors or members of the management team presently have employment agreements with us.

SECURITY OWNERSHIP

The following table sets forth, as of May 9 , 2008, certain information regarding the beneficial ownership of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Baby Fox Limited (2) No. 22-23, 5 Chome Nakano, Nakanoku, Tokyo, Japan	37,957,487	93.89%
Common Stock	Jieming Huang (3) Chief Executive Officer	286,313.71%
Common Stock	All executive officers and directors as a group	286,313.71%

(1) Based on 40,427,500 outstanding as of May 9 2008.
(2) Baby Fox Limited is controlled by Hitoshi Yoshida.
(3) These shares are held in the name of Favor Jumbo Enterprises Limited, controlled by Qian Wang. Qian Wang is wife of Chief Executive Officer, Jieming Huang.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease office and warehouse space from our board director, Fengling Wang and Changzhou CTS Fashion Co., Ltd. Changzhou CTS Fashion Co., Ltd. is owned by company’s chief executive officer, Jieming Huang.

Our executive office is located at MinhangDistrict, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R.China,and consists of approximately 3,340square feet (310 square meters). The owner of this office is one of our board directors, Fengling Wang. The lease term is from March 28, 2006 to March 27, 2011 for five years. The lease is provided to us free of charge.

We also have a 13,993 square feet (1,300 square meters) warehouse located in Jiafang Yuan, Building 7, 3rd floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from May 1, 2006 to April 30, 2009 for three years. The rent is approximately $7,142 (RMB 50,000) per year, payable every six months. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang.

In addition, we have a 16,146 square feet (1,500 square meters) office space at Jiafang Yuan, Buiding 5, 1st floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 30, 2009 for three years. The rent is approximately $7,142 (RMB 50,000) per year payable every six months.

The Company purchases a significant portion of its merchandise from ChangZhou CTS Fashion Co., Ltd. (“ChangZhou”) which is owned by the CEO of the Company. Total purchases from ChangZhou for the six months ended December 31, 2007 and 2006 approximated $2,105,000 and $96,000, respectively.

Total accounts receivable from ChangZhou for the six months ended December 31, 2007 and 2006 aggregated $39,000 and $663,000, respectively. This amount is non-interest bearing and due on demand.

Besides related party transaction stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:
(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 90,000,000 shares of common stock, $.001 par value, of which 40,427,500 shares were issued and outstanding as of May 9, 2008.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No dividends have ever been declared by the Board of Directors on the common stock. See “Dividend Policy.”  Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefore, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding as of May 9, 2008.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine to authorize and issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Nevada.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 868,262 shares of our common stock held by 40 shareholders. Such shareholders include the holders of the 427,500 shares sold in our Regulation D Rule 506 offering which was completed in March 2008. We are also registering a total of 440,762 shares for eight shareholders who received shares for services rendered. The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 9, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Lan Yu	12,500	12,500	0	0.00%
Qianfan Wang	12,500	12,500	0	0.00%
Xianjiang Liu	10,000	10,000	0	0.00%
Ran Li	10,000	10,000	0	0.00%
Chen Chen	15,000	15,000	0	0.00%
Long Chen	25,000	25,000	0	0.00%
Jing Tao	25,000	25,000	0	0.00%
Transworld Consulting Group Inc. (1)	12,500	12,500	0	0.00%
Xiaobo Wu	12,500	12,500	0	0.00%
Allan M. Dyson	7,500	7,500	0	0.00%
Terauchi Yasutada	15,000	15,000	0	0.00%
Toshiyuki Tatsuda	15,000	15,000	0	0.00%
Satomi Abe	15,000	15,000	0	0.00%
Naoya Abe	15,000	15,000	0	0.00%
Norihiko Mabuchi	15,000	15,000	0	0.00%
Kengo Kato	15,000	15,000	0	0.00%
Hiroshi Ito	15,000	15,000	0	0.00%
Yoshimi Iitsuka	15,000	15,000	0	0.00%
Bruce Irish	12,500	12,500	0	0.00%
Jing Tang	10,000	10,000	0	0.00%
Johann Tse	5,000	5,000	0	0.00%
Qiangfei Xia	10,000	10,000	0	0.00%
Haruo Nishizawa	15,000	15,000	0	0.00%
Yuezhi Zhao	5,000	5,000	0	0.00%
Masaro Fucuyamo	15,000	15,000	0	0.00%
Tri Superior Trading (2)	15,000	15,000	0	0.00%
Takashi Yamaguchi	15,000	15,000	0	0.00%
Hayashi Kazuo	15,000	15,000	0	0.00%
Xue Tao Peng	12,500	12,500	0	0.00%
Keiko Kizu	15,000	15,000	0	0.00%
Hao Xia	10,000	10,000	0	0.00%
Liang He	10,000	10,000	0	0.00%
Favor Jumbo Enterprises Limited (3)	286,313	100,000	186,313	0.46%
First Prestige, Inc. (4)	665,180	100,000	565,180	1.40%
JD Infinity Holdings, Inc. (5)	475,129	100,000	375,129	0.93%
Catalpa Holdings, Inc. (6)	475,129	100,000	375,129	0.93%
Avenndi, LLC (7)	20,000	20,000	0	0.00%
Ying Yue Song	13,762	13,762	0	0.00%
Wei Zhuang	5,000	5,000	0	0.00%
Jing Jin	2,000	2,000	0	0.00%

(1)	Transworld Consulting Group Inc. is controlled by Jack Chen.
(2)	Tri Superior Trading is controlled by Iwabuchi Yoshitumi.
(3)	Favor Jumbo Enterprises Limited is controlled by Qian Wang, Qian Wang is wife of Chief Executive Officer, Jieming Huang.
(4)	First Prestige, Inc. is controlled by Hongtao Shi.
(5)	JD Infinity Holdings, inc. is controlled by Liuyi Zhang.
(6)	Catalpa Holdings, Inc. is controlled by Fred Chang.
(7)	Avenndi, LLC is controlled by John Kennedy.

None of the Selling Shareholders are broker-dealers or affiliates of broker dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. However, sales by selling security holder must be made at the fixed price of $.20 until a market develops for the stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	Transactions involving cross or block trades on any securities or market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling shareholders may be deemed to be underwriters with respect to the shares that they are offering for resale.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

LEGAL MATTERS

Anslow + Jaclin, LLP, Manalapan, New Jersey passed upon the validity of the common stock being offered hereby.

EXPERTS

Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements for fiscal years ended June 30, 2007 and 2006, which have been audited by Paritz & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement.  Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	10
USE OF PROCEEDS	10
DIVIDEND POLICY	11
MARKET FOR OUR COMMON STOCK	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	12
BUSINESS	14
MANAGEMENT	24
SECURITY OWNERSHIP	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
DESCRIPTION OF SECURITIES	28
SELLING STOCKHOLDERS	30
PLAN OF DISTRIBUTION	31
LEGAL MATTERS	33
EXPERTS	33
AVAILABLE INFORMATION	33
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

868,262
Shares of
Common Stock

BABY FOX
INTERNATIONAL, INC.

PROSPECTUS

May __, 2008

ACCOUNTANTS’ REVIEW REPORT

Board of Directors
Baby Fox International, Inc.

We have reviewed the accompanying consolidated balance sheet of Baby Fox International, Inc. as of December 31, 2007 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the six months ended December 31, 2007 and 2006 in accordance with the standards of the Public Accounting Oversight Board. All information included in these consolidated financial statements is the representation of the management of Baby Fox International, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with the standards of the Public Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
April 23, 2008

BABY FOX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$438,516
Accounts receivable	1,351,480
Inventories	6,806,018
Due from affiliated company	39,246
Prepaid expenses and sundry current assets	382,047
TOTAL CURRENT ASSETS	9,017,307

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	26,677

DEPOSITS	28,716

TOTAL ASSETS	$9,072,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,450,776
Deposits payable	1,587,679
Accrued expenses and sundry current liabilities	263,724
Customer advances	406,452
Dividends payable	377,599
TOTAL CURRENT LIABILITIES	8,086,230

STOCKHOLDERS’ EQUITY:
Common stock	100
Additional paid-in capital	625,900
Retained earnings	274,698
Accumulated other comprehensive income	85,772
TOTAL STOCKHOLDERS’ EQUITY	986,470

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,072,700

See accountants’ review report

BABY FOX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	SIX MONTHS ENDED DECEMBER 31,
	2007	2006

SALES	$6,286,431	$2,581,158

COST OF SALES	3,264,478	1,211,259

GROSS PROFIT	3,021,953	1,369,899

COSTS AND EXPENSES:
Selling expenses	2,192,731	827,485
General and administrative	233,466	158,272
TOTAL COSTS AND EXPENSES	2,426,197	985,757

INCOME BEFORE INCOME TAXES	595,756	384,142

INCOME TAXES	196,767	-

NET INCOME	$398,989	$384,142

See accountants’ review report

BABY FOX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

								ACCUMULATED
						ADDITIONAL		OTHER	TOTAL
	PREFERRED STOCK		COMMON STOCK		OWNERS’	PAID-IN	RETAINED	COMPREHENSIVE	STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	CAPITAL	EARNINGS	INC0ME	EQUITY

BALANCE-JUNE 30, 2006	-	$-	-	$-	$626,000	$-	$509	$-	$626,509

Foreign currency translation adjustment	-	-	-	-	-	-	-	36,284	36,284

Net income	-	-	-	-	-	-	252,799	-	252,799

BALANCE-JUNE 30, 2007	-	-	-	-	626,000	-	253,308	36,284	915,592

Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-	-	-	-	-	-	-	-

Common stock, $0.001 par value, 90,000,000 shares authorized, 100,000 shares issued and outstanding	-	-	100,000	100	-	-	-	-	100

Additional paid-in capital	-	-	-	-	-	625,900	-	-	625,900

Transfer of capital	-	-	-	-	(626,000)	-	-	-	(626,000)

Foreign currency translation adjustment	-	-	-	-	-	-	-	49,488	49,488

Net income	-	-	-	-	-	-	398,989	-	398,989

Dividends declared	-	-	-	-	-	-	(377,599)	-	(377,599)

BALANCE – DECEMBER 31, 2007	-	-	100,000	$100	$-	$625,900	$274,698	$85,772	$986,470

See accountants’ review report

BABY FOX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED DECEMBER 31,
	2007	2006
OPERATING ACTIVITIES:
Net income	$398,989	$384,142
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,319	849
Changes in operating assets and liabilities:
Accounts receivable	(282,264)	(800,820)
Inventories	(5,312,508)	(248,041)
Due from affiliated company	537,228	(111,534)
Prepaid expenses and sundry current assets	(304,732)	(338,698)
Accounts payable	4,370,059	649,617
Deposits payable	474,083	263,707
Customer advances	406,452	154,442
Accrued expenses, taxes and sundry current liabilities	(185,027)	243,656
NET CASH PROVIDED BY OPERATING ACTIVITIES	104,599	197,320

INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(12,225)	(7,390)
NET CASH USED IN INVESTING ACTIVITIES	(12,225)	(7,390)

FINANCING ACTIVITIES:
Loan proceeds from officers	-	168,572
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	168,572

EFFECT OF EXCHANGE RATE ON CASH	24,263	5,123

INCREASE IN CASH	116,637	363,625

CASH – BEGINNING OF PERIOD	321,879	17,009

CASH – END OF PERIOD	$438,516	$380,634

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Dividends declared and not paid	$377,599	$-

See accountants’ review report

BABY FOX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED DECEMBER 31, 2007
(Unaudited)

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business description

Baby Fox International, Inc. (the “Company”) was incorporated on August 13, 2007 under the laws of the State of Nevada. On September 20, 2007 the Company entered into an agreement to acquire 100% ownership of Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) which was organized on March 17, 2006 under the laws of the Peoples Republic of China (“PRC”) and is a specialty retailer, developer and designer of fashionable value-priced women’s apparel and accessories. The Company sells merchandise at its mall-based corporate-owned stores and licensed non-corporate stores. All licensed non-corporate retail stores must only carry the Baby Fox brand of merchandise.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized for corporate-owned store sales when the customer receives and pays for the merchandise at the register.

Revenues from sales at licensed non-corporate stores are recognized when the inventory is shipped to the licensee.

Cash

The Company includes in cash with financial institutions in the PRC. The Company performs periodic evaluation of the relative credit standing of financial institutions that are considered in the Company’s investment strategy.

Inventories

Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the first-in, first out method or market. Inventory levels are reviewed to identify slow moving and out of season merchandise.

(Unaudited)

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized

Currency translation

Since the Company operates solely in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”). Assets and liabilities are translated into U.S. Dollars at the June 30th exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

New accounting pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”), which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. An uncertain tax position will be recognized if it is determined that it is more likely than not to be sustained upon examination. The tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of this interpretation is to be reported as a separate adjustment to the opening balance of retained earnings in the year of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

(Unaudited)

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB 108 is effective for annual financial statements for the first fiscal year ending after November 15, 2006.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

2	RISK FACTORS

Vulnerability due to Operations in PRC

The Company=s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible. The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars. Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk are primarily cash and cash equivalents. As of December 31, 2007, substantially all of the Company=s cash was managed by financial institutions.

Competition

The sale of women’s fashion and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales. A failure to compete effectively could adversely affect growth and profitability.

(Unaudited)

3	RELATED PARTY TRANSACTIONS

The Company purchases a significant portion of its merchandise from ChangZhou CTS Fashion Co., Ltd. (“ChangZhou”) which is owned by the CEO of the Company. Total purchases from ChangZhou for the six months ended December 31, 2007 and 2006 approximated $2,105,000 and $96,000, respectively.

Total accounts receivable from ChangZhou for the six months ended December 31, 2007 and 2006 aggregated $39,000 and $663,000, respectively. This amount is non-interest bearing and due on demand.

4	DEPOSITS PAYABLE

Deposits payable consist of $741,846 in deposits from vendors for purchase of merchandise and $845,832 in security deposits from licensed non-corporate stores. Pursuant to the terms of the contracts with licensed non-corporate stores, the security deposits are fully refundable at the end of the contract term with no interest due.

5	INCOME TAXES

The Company is not subject to income tax during the first year of operations in China. A provision for income taxes has been provided for the six months ended December 31, 2007.

6	COMMITMENTS AND CONTINGENCIES

The Company leases their headquarter facilities and distribution center from its shareholder and a related company. These leases expire at various dates through 2011 and provide for annual rentals of approximately $13,000. Rental expense for the six months ended December 31, 2007 aggregated approximately $10,000.

The Company has approximately 69 lease agreements with department stores. Lease terms for most department stores are generally for 1 year with the option to renew. Lease payments are based upon a percentage of monthly sales. Some of the leases require minimum payment each month which aggregate approximately $1,426,000 per year. Total rent expense for the six months ended December 31, 2007 aggregated $1,330,000.

7	SUBSEQUENT EVENT

On January 18, 2008, the board of directors authorized the issuance of 1,942,513 shares of the Company’s common stock, for services rendered to the Company.

In March 2008, the Company completed a Regulation D, Rule 506 Offering in which the Company issued a total of 427,500 shares of common stock to 32 investors, at $0.20 per share. The aggregate amount of offering is $85,500.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Shanghai Baby Fox Fashion Co., Ltd.

We have audited the accompanying balance sheet of Shanghai Baby Fox Fashion Co., Ltd. as of June 30, 2007 and the related statements of income, changes in owners’ equity and cash flows for the year ended June 30, 2007 and the period from inception (March 17, 2006) to June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai Baby Fox Fashion Co., Ltd. as of June 30, 2007, and the results of its operations and its cash flows for the year ended June 30, 2007 and the period from inception (March 17, 2006) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
October 31, 2007

SHANGHAI BABY FOX FASHION CO., LTD.

BALANCE SHEET

JUNE 30, 2007
(U.S. $)

ASSETS
CURRENT ASSETS:
Cash	$321,879
Accounts receivable	1,025,543
Inventories	1,432,506
Due from affiliated company	552,927
Prepaid expenses	76,978
TOTAL CURRENT ASSETS	3,409,833

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF $1,530	16,144

DEPOSITS	24,722

TOTAL ASSETS	$3,450,699

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$920,264
Deposits payable	1,068,110
Accrued expenses and sundry current liabilities	222,043
Taxes payable and sundry current liabilities	172,791
Customer advances	151,899
TOTAL CURRENT LIABILITIES	2,535,107

OWNER’S EQUITY:
Owner’s capital	626,000
Retained earnings	253,308
Other comprehensive income	36,284
TOTAL OWNER’S EQUITY	915,592

TOTAL LIABILITIES AND OWNERS’ EQUITY	$3,450,699

See notes to financial statements

SHANGHAI BABY FOX FASHION CO., LTD.

STATEMENTS OF INCOME
(U.S. $)

	YEAR ENDED JUNE 30, 2007	FROM INCEPTION (MARCH 17, 2006) TO JUNE 30, 2006

SALES	$5,552,168	$32,956

COST OF SALES	3,522,566	26,854

GROSS PROFIT	2,029,602	6,102

COSTS AND EXPENSES:
Selling expenses	1,241,035	4,811
General and administrative	408,426	782
TOTAL COSTS AND EXPENSES	1,649,461	5,593

INCOME BEFORE INCOME TAXES	380,141	509

INCOME TAXES	127,342	-

NET INCOME	$252,799	$509

See notes to financial statements

SHANGHAI BABY FOX FASHION CO., LTD.

CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY
(US $)

	OWNERS’ CAPITAL	RETAINED EARNINGS	OTHER COMPREHENSIVE INCOME	TOTAL OWNERS’ EQUITY

BALANCE – JUNE 30, 2005	$-	$-	$-	$-

Capital contribution	626,000	-	-	626,000

Net income	-	509	-	509

BALANCE – JUNE 30, 2006	626,000	509	-	626,509

Foreign currency translation adjustment	-	-	36,284	36,284

Net income	-	252,799	-	252,799

BALANCE – JUNE 30, 2007	$626,000	$253,308	$36,284	$915,592

See notes to financial statements

SHANGHAI BABY FOX FASHION CO., LTD.

STATEMENTS OF CASH FLOWS
(U.S. $)

	YEAR ENDED JUNE 30, 2007	FROM INCEPTION (MARCH 17, 2006) TO JUNE 30, 2006

OPERATING ACTIVITIES:
Net income	$252,799	$509
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	1,463	27
Changes in operating assets and liabilities:
Accounts receivable	(984,953)	(73,032)
Inventories	(1,432,506)	-
Due from affiliated company	12,523	(538,360)
Prepaid expenses and sundry current assets	(62,008)	(3,403)
Accounts payable	920,264	6,949
Deposits payable	1,061,798	-
Accrued expenses, taxes and sundry current liabilities	545,746	-
NET CASH PROVIDED BY (USED IN) IN OPERATING ACTIVITIES	315,126	(607,310)

INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(15,908)	(1,682)
NET CASH USED IN INVESTING ACTIVITIES	(15,908)	(1,682)

FINANCING ACTIVITIES:
Capital contribution	-	626,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	626,000

EFFECT OF EXCHANGE RATE ON CASH	5,653	-

INCREASE IN CASH	304,871	17,008

CASH – BEGINNING OF PERIOD	17,008	-

CASH – END OF PERIOD	$321,879	$17,008

See notes to financial statements

SHANGHAI BABY FOX FASHION CO., LTD.

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED JUNE 30, 2007

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business description

Shanghai Baby Fox Fashion Co., Ltd. (the “Company”), organized on March 17, 2006 under the laws of the Peoples Republic of China (“PRC”), is a wholly-owned subsidiary of Baby Fox International, Inc. The Company is a specialty retailer, developer and designer of fashionable, value-priced women’s apparel and accessories. The Company sells merchandise at its mall-based corporate-owned stores and licensed non-corporate stores. All licensed non-corporate retail stores must only carry the Baby Fox brand merchandise.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized for corporate-owned store sales when the customer receives and pays for the merchandise at the register.

Revenues from sales at licensed non-corporate stores are recognized when the inventory is shipped to the licensee.

Cash

The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts and liquidity funds with financial institutions and are stated at cost, which approximates fair value.

Inventories

Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the first-in, first out method or market. Inventory levels are reviewed to identify slow moving and out of season merchandise.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized

Currency translation

Since the Company operates solely in the PRC, the Company=s functional currency is the Chinese Yuan (ARMB@). Assets and liabilities are translated into U.S. Dollars at the June 30th exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

New accounting pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”), which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. An uncertain tax position will be recognized if it is determined that it is more likely than not to be sustained upon examination. The tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of this interpretation is to be reported as a separate adjustment to the opening balance of retained earnings in the year of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB 108 is effective for annual financial statements for the first fiscal year ending after November 15, 2006.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

2	RISK FACTORS

Vulnerability due to Operations in PRC

The Company=s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible. The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars. Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk are primarily cash and cash equivalents. As of June 30. 2007, substantially all of the Company=s cash was managed by financial institutions.

Competition

The sale of women’s fashion and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales. A failure to compete effectively could adversely affect growth and profitability.

3	RELATED PARTY TRANSACTIONS

The Company purchases a significant portion of its merchandise from ChangZhou CTS Fashion Co., Ltd. (“ChangZhou”) which is owned by the CEO of the Company. Total purchases from ChangZhou for the year ended June 30, 2007 approximated $818,000.

Total accounts receivable from ChangZhou for June 30, 2007 aggregated $552,927. This amount is non-interest bearing and due on demand.

4	DEPOSITS PAYABLE

Deposits payable consist of $465,622 in deposits with vendors for purchase of merchandise and $602,488 in security deposits payable with licensed non-corporate stores. Pursuant to the terms of the contracts with licensed non-corporate stores, the security deposits are fully refundable at the end of the contract term with no interest due.

5	INCOME TAXES

The Company was not subject to income tax during the first calendar year of operations in China. A provision for income taxes has been made for the period from January 1, 2007 to June 30, 2007.

6	CAPITAL

Pursuant to the laws of the PRC, the owner of the Company receives Certificates of Registered Capital and Capital Contribution Verification Forms evidencing the initial and subsequent funding of the Company. No shares of stock are issued pursuant to these investments.

7	COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases for their headquarter facilities and distribution center. These leases expire at various dates through 2011 and provide for annual rentals of approximately $13,000. Rental expense for June 30, 2007 and 2006 aggregated approximately $13,000 and $1,600, respectively.

The Company is obligated under approximately 34 contracts aggregating approximately $1,426,000 with department stores for the sale of the Company’s merchandise at corporate-owned stores. Total rent expense for June 30, 2007 aggregated $1,412,000 . Substantially all the contracts expire at various dates through 2008. Certain store leases also provide for contingent rent payments based on percentage of sales in excess of specified amounts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$7
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	7,500
Printing	0
Miscellaneous Expenses	0
Total	$47,507

Item 14.  Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Nevada law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

In March 2008, we completed a Regulation D, Rule 506 Offering in which we issued a total of 427,500 shares of our common stock to a total of 32 investors, at a price per share of $.20 for an aggregate offering price of $85,500.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Lan Yu	12,500
Qianfan Wang	12,500
Xianjiang Liu	10,000
Ran Li	10,000
Chen Chen	15,000
Long Cheng	25,000
Jing Tao	25,000
Transworld Consulting Group Inc.	12,500
Xiaobo Wu	12,500
Allan M. Dyson	7,500
Terauchi Yasutada	15,000
Toshiyuki Tatsuda	15,000
Satomi Abe	15,000
Naoya Abe	15,000
Norihiko Mabuchi	15,000
Kengo Kato	15,000
Hiroshi Ito	15,000
Yoshimi Iitsuka	15,000
Bruce Irish	12,500
Jing Tang	10,000
Johann Tse	5,000
Qiangfei Xia	10,000
Haruo Nishizawa	15,000
Yuezhi Zhao	5,000
Masaro Fucuyamo	15,000
Tri Superior Trading	15,000
Takashi Yamaguchi	15,000
Hayashi Kazuo	15,000
Xue Tao Peng	12,500
Keiko Kizu	15,000
Hao Xia	10,000
Liang He	10,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)          No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)         At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an investment company” within the meaning of the federal securities laws.

(C)         Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)        The offers and sales of securities by us pursuant to the offerings were not to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)          None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. We have never utilized an underwriter for an offering of our securities.

On January 18, 2008, we issued a total of 1,942,513 shares of our common stock, $.001 par value per share to the following individuals for services rendered:

Favor Jumbo Enterprises Limited	286,313
First Prestige, Inc.	665,180
JD Infinity Holdings, Inc.	475,129
Catalpa Holdings, Inc.	475,129
Avenndi, LLC	20,000
Ying Yue Song	13,762
Wei Zhuang	5,000
Jing Jin	2,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 18, 2008, we issued a total of 37,957,488 shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity, as founder’s shares.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number         Description of Exhibit

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Share Acquisition Agreement
14.1	Code of Ethics
21.1	Subsidiaries of the registrant
23.1	Consent of Paritz & Company, P.A.
23.2	Consent of Anslow & Jaclin, LLP (filed as part of Exhibit 5)
24.1	Powers of Attorney (included on the signature page).

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Nevada or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 11th day of May 2008.

Baby Fox International, Inc.
By:	/s/ Jieming Huang
Jieming Huang Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Jieming Huang as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Jieming Huang Jieming Huang	Chief Executive Officer, President and Chairman	May 11, 2008

/s/ Fengling Wang Fengling Wang	Director	May 11, 2008

/s/ Jieping Huang Jieping Huang	Director	May 11, 2008